Exhibit 99.1

NEWS RELEASE

For Release on June 6, 2016	Contact: Steven D. Lance
4:02 PM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics Reports Results for the Fourth Quarter and FY 2016

San Ramon, CA – June 6, 2016 – Giga-tronics Incorporated (Nasdaq: GIGA) reported today net sales for the fourth fiscal quarter ended March 26, 2016 of $2.7 million, a decrease of 37% as compared to the $4.3 million reported for the fourth quarter of fiscal 2015. The Company’s Microsource business unit (Microsource) saw a decrease of approximately $900,000 in net sales, from $1.8 million in the fourth quarter of fiscal 2015 to $904,000 in the fourth quarter of fiscal 2016, associated with a three month gap in high performance YIG RADAR filter production caused by the completion of an annual customer contract and the timing of the start of the next annual contract. Typical quarterly shipments of the YIG RADAR filters range from $1.2 to $2.5 million. YIG RADAR filter production and shipments are expected to return to normal volumes in the current quarter. The Company also saw a decrease of $598,000 in net sales of legacy product, from $2.0 million in the fourth quarter of fiscal 2015 to $1.4 million in fourth quarter of fiscal 2016, due the transition Power Meter, Amplifiers, Sensors, and legacy Signal Generator product lines to Spanawave Corporation (“Spanawave”). The Company announced the product line sales on January 4, 2016, and is currently transitioning the manufacturing capabilities to Spanawave. Sales of the new Advance Signal Generator (ASG) decreased approximately $101,000, from $499,000 in the fourth quarter of fiscal 2015 to $398,000 in the fourth quarter of fiscal 2016, due to a delay in completing an additional feature.

Net sales for the fiscal year ended March 26, 2016 were $14.6 million, a decrease of 21%, compared to $18.5 million for the fiscal year ended March 28, 2015. The Company’s Microsource business segment saw a decrease of approximately $3.7 million in net sales, from $9.3 million in fiscal 2015 to $5.9 million in fiscal 2016, due to winding down of a $6.2 million order (“NRE Order”) for non-recurring engineering associated with YIG RADAR filters for an aircraft platform. In fiscal 2016 Microsource also received an associated $10.0 million YIG RADAR filter production order (“YIG Production Order”), in which shipments are expected to start in the summer of 2016 and continue through fiscal 2020. Legacy products sold to Spanawave decreased $1.2 million, from $3.9 million in fiscal 2015 to $2.7 million in fiscal 2016. There was also a $900,000 decrease in sales of the Company’s Model 8003 Precision Scalar Analyzers and associated accessories (“8003”), from $2.4 million in fiscal 2015 to $1.5 million in fiscal 2016. The 8003 sales were all end of life orders from the United States Navy. These decreases in sales were partially offset by a $1.3 million increase in sales of the ASG. Sales of the ASG increased from $499,000 in fiscal 2015 to $1.8 million in fiscal 2016, as the Company moved the ASG into production.

Operating loss for the fourth quarter of fiscal 2016 was $1.5 million compared to $48,000 in the fourth quarter of fiscal 2015. The increase in operating loss was due to the decreases in sales discussed above, and the impact these lower sales had on absorbing fixed factory overhead costs.

Operating loss for fiscal 2016 was $3.7 million compared to operating income of $14,000 in fiscal 2015. The fiscal 2016 operating loss was primarily due to the decreases in sales discussed above, including the winding down of the Microsource NRE Order which had a lower cost of sales compared to product sales.

Net loss for the fourth quarter of fiscal 2016 was $1.6 million compared to $1.4 million for the fourth quarter of fiscal 2015. The fourth quarter of fiscal 2015 included a non-recurring and non-cash charge of approximately $1.2 million related to the issuance of new warrants in connection with an equity financing.

Net loss for fiscal year 2016 was $4.1 million, compared to a net loss of $1.7 million in fiscal 2015. The increase in net loss in fiscal 2016 compared to the same period in fiscal 2015 was primarily due to decreased revenues associated with the Microsource NRE Order, which was partially offset by the non-recurring and non-cash charge of approximately $1.2 million related to the issuance of new warrants discussed above.

Net loss per fully diluted common share for the fourth quarter of fiscal year 2016 was $0.18, compared to $0.25 for the fourth quarter of fiscal year 2015. Net loss per fully diluted common share for fiscal year 2016 was $0.59, compared to $0.32 for fiscal year 2015. On January 19, 2016, the Company sold 2,787,872 common shares, impacting the comparison of fiscal 2016 reporting periods of losses per fully diluted common share to fiscal 2015 reporting periods.

Non-GAAP net loss for the fourth quarter of fiscal 2016 was $1.4 million or $0.16 per fully diluted common share, compared to a non-GAAP net income for the fourth quarter of fiscal 2015 of $179,000, or $0.03 per fully diluted common share. Non-GAAP net loss for the fiscal year ended March 26, 2016 was $3.0 million, or $0.43 per fully diluted common share, compared to a non-GAAP net income for the fiscal year ended March 28, 2015 of $538,000, or $0.10 per fully diluted common share. Non-GAAP net income / loss excludes non-cash expenses associated with the derivative revaluation and discount accretion on debt agreements as well as stock-based compensation (1).

Mr. Regazzi, the Company’s CEO stated, “We headed into the fourth quarter of fiscal 2016 knowing that Microsource sales would be lower than normal due to the timing of YIG RADAR filter production contracts. We attempted to make this up with increased sales of our ASG and Switching products. Both the ASG and Switch shipments were impacted by us falling behind with payments to suppliers, which delayed the delivery of related materials prior to the January 19, 2016 sale of common stock and common stock warrants yielding proceeds of approximately $3.2 million. Since receipt of the $3.2 million, amounts owed suppliers have been paid down and material deliveries have resumed. The ASG sales were also impacted by the complexity of manufacturing the new product, along with delays in completing associated features. With the loss in the fourth quarter of fiscal 2016, we are investigating possible product line sales as a source of additional working capital, however, there are no assurances that such sales will be available, or on terms acceptable to the Company.”

Mr. Regazzi concluded, “I am encouraged by the outlook of Microsource. Last month we received a $4.5 million YIG RADAR filter order, which is a 50% increase over the $3.0 million order we received last year associated with this customer program. We have already started shipments on the order during the current quarter, and plan to continue shipments throughout fiscal 2017. We will also start the production this summer on a $10.0 million multiyear YIG Production Order, which we expect to continue shipping through fiscal 2020. I am also encouraged by the outlook of the ASG with today’s announcement of a $3.3 million order from the United States Navy, which we expect to ship in the second half of our current fiscal year.”

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the fourth quarter results. To participate in the call, dial (800) 774-6070 or (630) 691-2753, and enter PIN Code 5653662#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of June 6, 2016.

 This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, shippable backlog within a year, long term growth, shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new Advanced Signal Generation System and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 28, 2015 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(1) Non-GAAP net loss and non-GAAP loss per common share, differ from net loss and loss per common share determined in accordance with GAAP (Generally Accepted Accounting Principles in the United States). Non-GAAP net loss and non-GAAP loss per common share exclude the effects of the revaluation of the derivative liability as well as the accretion of the discounts on debt notes entered into in March and June of 2014. These numbers also exclude the impact of Stock Based Compensation for all periods presented and exclude the impact of the $1.2 million warrant expense for the three month period ended March 28, 2015. These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A schedule reconciling non-GAAP financial measures is included in the financial information appearing at the end of this press release. Giga-tronics utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance to evaluate and manage its internal business and to assist in making financial operating decisions. Giga-tronics believes that the inclusion of non-GAAP financial measures, together with GAAP measures, provides investors with an alternative presentation useful to investors' understanding of Giga-tronics’ core operating results and trends. Additionally, Giga-tronics believes that the inclusion of non-GAAP measures, together with GAAP measures, provides investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by Giga-tronics.

GIGA-TRONICS INCORPORATEDCONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)	March 26, 2016	March 28, 2015
Assets
Current assets:
Cash and cash-equivalents	$1,331	$1,170
Trade accounts receivable, net of allowance of $45, respectively	2,129	2,354
Inventories, net	5,694	3,365
Prepaid expenses and other current assets	327	373
Total current assets	9,481	7,262
Property and equipment, net	837	718
Other long term assets	8	74
Capitalized software development costs	876	—
Total assets	$11,202	$8,054
Liabilities and shareholders' equity
Current liabilities:
Line of credit	$800	$—
Current portion of long term debt, net of discount	379	811
Accounts payable	1,924	973
Accrued payroll and benefits	647	678
Deferred revenue	2,804	1,127
Deferred rent	110	127
Capital lease obligations	44	69
Other current liabilities	996	501
Total current liabilities	7,704	4,286
Long term loan	—	392
Warrant liability, at estimated fair value	353	252
Long term obligations - deferred rent	—	111
Long term obligations - capital lease	165	58
Total liabilities	8,222	5,099

Shareholders' equity:
Convertible preferred stock of no par value;
Authorized - 1,000,000 shares;
Series A - designated 250,000 shares, no shares at March 26, 2016 and March 28, 2015 issued and outstanding;	—	—
Series B,C,D - designated 19,500 shares; 18,533.51 at March 26, and March 28, 2015 issued and outstanding; (liquidation preference of $3,540 at March 26, 2016 and March 28, 2015)	2,911	2,911
Common stock of no par value;
Authorized - 40,000,000 shares; 9,549,703 shares at March 26, 2016 and 6,706,065 at March 28, 2015 issued and outstanding	24,104	19,975
Accumulated deficit	(24,035)	(19,931)
Total shareholders' equity	2,980	2,955
Total liabilities and shareholders' equity	$11,202	$8,054

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Periods Ended		Years Ended
	March 26,	March 28,	March 26,	March 28,
(In thousands except per share data)	2016	2015	2016	2015
Net sales	$2,675	$4,325	$14,596	$18,452
Cost of sales	2,274	2,344	9,975	10,445
Gross margin	401	1,981	4,621	8,007

Operating expenses:
Engineering	627	647	2,806	3,210
Selling, general and administrative	1,301	1,382	5,522	4,783
Total operating expenses	1,928	2,029	8,328	7,993

Operating income/(loss)	(1,527)	(48)	(3,707)	14

Gain/(loss) on adjustment of derivative liability to fair value	39	(17)	(12)	—
Warrant expense	—	(1,232)	—	(1,232)
Interest expense:
Interest expense, net	(53)	(55)	(218)	(256)
Interest expense from accretion of loan discount	(26)	(38)	(165)	(152)
Total interest expense	(79)	(93)	(383)	(408)
Loss before income taxes	(1,567)	(1,390)	(4,102)	(1,626)
Provision for income taxes	—	—	2	47
Net loss	$(1,567)	$(1,390)	$(4,104)	$(1,673)

Loss per common share – basic	$(0.18)	$(0.25)	$(0.59)	$(0.32)
Loss per common share – diluted	$(0.18)	$(0.25)	$(0.59)	$(0.32)

Weighted average shares used in per share calculation:
Basic	8,558	5,616	6,941	5,279
Diluted	8,558	5,616	6,941	5,279

RECONCILIATION OF NET LOSS TO NON-GAAP NET INCOME/(LOSS)
(Unaudited in thousands, except per share data)

	Three Month Periods Ended		Years Ended
	March 26,	March 28,	March 26,	March 28,
	2016	2015	2016	2015
Net loss	$(1,567)	$(1,390)	$(4,104)	$(1,673)
Adjustments to reconcile net loss to non-GAAP net income/(loss):
Stock based compensation expense	208	282	925	827
Warrant expense	—	1,232	—	1,232
(Gain)/loss on adjustment of derivative liability to fair value	(39)	17	12	—
Accretion of loan discount	26	38	165	152
Non-GAAP net income/(loss)	$(1,372)	$179	$(3,002)	$538
Non-GAAP earnings/(loss) per common share-basic	$(0.16)	$0.03	$(0.43)	$0.10
Non-GAAP earnings/(loss) per common share- diluted	$(0.16)	$0.03	$(0.43)	$0.10
Shares used in the calculation of non-GAAP earnings/(loss) per share:
Basic	8,558	5,616	6,941	5,279
Diluted	8,558	5,616	6,941	5,279

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Periods Ended
	March 26,	December 26,	September 26,	June 27,
(In thousands except per share data)	2016	2015	2015	2015
Net sales	$2,675	$4,483	$3,063	$4,375
Cost of sales	2,274	2,868	2,186	2,647
Gross margin	401	1,615	877	1,728

Operating expenses:
Engineering	627	614	819	746
Selling, general and administrative	1,301	1,417	1,349	1,455
Total operating expenses	1,928	2,031	2,168	2,201

Operating loss	(1,527)	(416)	(1,291)	(473)

Gain/(loss) on adjustment of derivative liability to fair value	39	(98)	110	(63)
Interest expense:
Interest expense, net	(53)	(54)	(60)	(51)
Interest expense from accretion of loan discount	(26)	(34)	(63)	(42)
Total interest expense	(79)	(88)	(123)	(93)
Loss before income taxes	(1,567)	(602)	(1,304)	(629)
Provision for income taxes	—	—	2	—
Net loss	$(1,567)	$(602)	$(1,306)	$(629)

Loss per common share – basic	$(0.18)	$(0.09)	$(0.20)	$(0.10)
Loss per common share – diluted	$(0.18)	$(0.09)	$(0.20)	$(0.10)

Weighted average shares used in per share calculation:
Basic	8,558	6,484	6,472	6,251
Diluted	8,558	6,484	6,472	6,251

RECONCILIATION OF NET LOSS TO NON-GAAP NET LOSS
(Unaudited in thousands, except per share data)

	Three Months Period Ended
	March 26,	December 26,	September 26,	June 27,
	2016	2015	2015	2015
Net loss	$(1,567)	$(602)	$(1,306)	$(629)
Adjustments to reconcile net loss to non-GAAP net loss:
Stock based compensation expense	208	184	198	335
(Gain)/loss on adjustment of derivative liability to fair value	(39)	98	(110)	63
Accretion of loan discount	26	34	63	42
Non-GAAP net loss	$(1,372)	$(286)	$(1,155)	$(189)

Non-GAAP loss per common share-basic	$(0.16)	$(0.04)	$(0.18)	$(0.10)
Non-GAAP loss per common share- diluted	$(0.16)	$(0.04)	$(0.18)	$(0.10)
Shares used in the calculation of non-GAAP loss per share:
Basic	8,558	6,484	6,472	6,251
Diluted	8,558	6,484	6,472	6,251